Exhibit 21

List of Subsidiaries of the Registrant

(PAVmed Inc. DE - 47-1214177)

State of
Subsidiary Legal Entity Name	Incorporation
Lucid Diagnostics Inc. (82-5488042)	Delaware
- Majority-Owned

Solys Diagnostics Inc. (84-3484870)	Delaware
- Majority-Owned